Exhibit 99.1

Soluna and Metrobloks to Partner to Unlock 100+ MW of AI and HPC Capacity at Project Kati 2

Co-development model combines secured power, AI-ready design, and rapid deployment for high-density workloads

ALBANY, NY, January 15, 2026 – Soluna Holdings, Inc. (“Soluna” or the “Company”) (NASDAQ: SLNH), a developer of green data centers for intensive computing applications, including Bitcoin mining and AI, today announced that it signed a Memorandum of Understanding (MOU) with Metrobloks, LLC (“Metrobloks”), a data center developer and operator focused on AI-ready infrastructure, to enter into a co-development partnership to build Project Kati 2 (aka MB MFE-A). The initial development will be a 100+ MW Critical IT (CIT) AI and high-performance compute (HPC) data center at Soluna’s Project Kati 2 campus in Willacy County, Texas. This is expected to be the first phase of a larger campus, with an expansion roadmap supporting more than 300 MW of total CIT capacity.

By combining Soluna’s renewable-powered campus and experience working with ERCOT’s reliable grid with Metrobloks’ AI-ready data center design, development, leasing, and operations platform, the venture aims to shorten time-to-market for customers who need dense, GPU-ready capacity and have struggled to find locations with both power and interconnection. Metrobloks specializes in high-density, sustainable data centers for AI and low-latency applications, with a leadership team that has enabled more than 12 gigawatts of global data center capacity. Located in South Texas near McAllen, Project Kati adds geographic diversity as a southern U.S. deployment option, supporting alternative siting strategies beyond Central and West Texas.

“Project Kati is our blueprint for Renewable Computing at scale, and this site reflects the kind of infrastructure AI now demands,” said John Belizaire, CEO of Soluna. “This site offers what AI and HPC deployments need most right now: available power, strong renewable resources, and a regulatory and grid environment that supports speed. Our team spent years securing the right location and power position at Kati. By partnering with Metrobloks to lead design, operations, and customer engagement for Kati 2, we can accelerate AI and HPC deployment while staying focused on what we do best, turning constrained renewable energy into productive compute.”

Soluna and Metrobloks intend to form a project company to own and operate Project Kati 2. Metrobloks will lead design, development, leasing, and day-to-day operations, including securing pre-lease commitments and managing customer engagement. Soluna will contribute site control, power entitlements, electrical equipment, and development expertise, while both parties will jointly source and structure third-party capital for the project. The site is currently under a (non-binding) letter of intent from a potential neocloud tenant. Looking ahead, the parties are working with EDF Power Solutions to source additional power from the Las Majadas wind farm to expand the project.

“Customers are telling us the same thing in every market. They need power and capacity now, not years from now,” said Ernest Popescu, CEO, Metrobloks. “Project Kati stands out because the power is both available and scalable. Soluna has already done the hard work to secure a renewable-powered site with room to grow. We’re building on that foundation with AI-ready design and a clear path for customers to scale high-density AI and HPC workloads beyond the initial 100 MW.”

Soluna broke ground on Project Kati in September 2025. The 166+ MW Texas wind-powered campus in Willacy County is being developed in two phases. The second phase, Kati 2, is designed to expand the campus with a dedicated 100 MW+ AI and HPC infrastructure in phase one, establishing Project Kati as a renewable-powered, dual-purpose facility that can serve both digital assets and AI or HPC customers as demand evolves.

More information on Project Kati and Soluna’s data center projects is available at www.solunacomputing.com.

Safe Harbor Statement by Soluna

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, our expectations with respect to the anticipated co-development partnership with Metrobloks and the completion of Project Kati, and other statements that are predictive in nature. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident,” and similar statements. Soluna may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (“SEC”), in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the SEC. All information provided in this press release is as of the date of the press release, and Soluna undertakes no duty to update such information, except as required under applicable law.

About Soluna Holdings, Inc. (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The Company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications, including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns. To learn more, visit solunacomputing.com and follow us on:

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●	YouTube: youtube.com/c/solunacomputing
●	Newsletter: bit.ly/solunasubscribe
●	Resource Center: solunacomputing.com/resources

Soluna regularly posts important information on its website and encourages investors and potential investors to consult the Soluna investor relations and investor resources sections of its website regularly.

About Metrobloks

Metrobloks develops high-density, low-latency data centers in major metropolitan areas across North America, purpose-built for AI (training & inference) & compute, advanced workloads, and enterprise colocation responsibly (LEED & closed loop chilled water with low water consumption). With roots in cloud, hyperscale, colocation, and large-scale real estate development, Metrobloks delivers modern infrastructure closer to where users live, compute, and interact.

For more information, visit www.metrobloks.com.

Contact

Public Relations

West of Fairfax for Soluna

Soluna@westof.co